Exhibit 99.1

Consolidated Communications Secures Incremental Term Loan Financing of $150 million

Company positioned for growth with fully funded fiber expansion plans, targeting 1.6M fiber upgrades over the next five years inclusive of 300,000 locations in 2021

MATTOON, Ill. – Jan. 15, 2021 – Consolidated Communications (NASDAQ: CNSL) today announced it has secured and closed on an incremental $150 million term loan that is fungible with the Company’s existing First Lien Term Loan B with maturities due October 2027.

The terms of the incremental term loan facility are substantially similar to those relating to the Company's existing term loan facility, except with respect to issue price. The loans under the incremental term loan facility bear interest at a rate of equal to LIBOR plus of 4.75% per annum with a 1.0% LIBOR floor.

"We’re very pleased to have secured the additional financing on attractive terms and appreciate the support of key lenders that placed the proceeds," said Steve Childers, chief financial officer of Consolidated Communications. "We are operating from a position of financial strength, with increased liquidity and a fully funded growth plan to accelerate our fiber builds.”

JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Goldman Sachs Bank, USA, Deutsche Bank Securities Inc., TD Securities (USA) LLC and Mizuho Bank, Ltd. served as lead arrangers and book runners for the financing.

About Consolidated Communications
Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is a leading broadband and business communications provider serving consumers, businesses, and wireless and wireline carriers across rural and metro communities and a 23-state service area. Leveraging an advanced fiber network spanning 46,300 fiber route miles, Consolidated Communications is a top-10 fiber provider in the U.S. offering a wide range of communications solutions, including: high-speed Internet, data, phone, security, managed services, cloud services and wholesale, carrier solutions. From our first connection 125 years ago, Consolidated is dedicated to turning technology into solutions, connecting people and enriching how they work and live. Visit www.consolidated.com for more information.

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Contact:
Jennifer Spaude, Consolidated Communications
507-386-3765, jennifer.spaude@consolidated.com